Exhibit 10.21

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

UPMC

UPMC Supply Chain Management - Clinical Capital Agreement

THIS AGREEMENT (the “Agreement”), entered into as of April 11, 2019 between Ionetix Corporation with its principal office at 101 The Embarcadero, Suite 210, San Francisco, CA 94105 (Supplier) and UPMC, with its principal office located at US Steel Tower, 59th Floor, 600 Grant Street, Pittsburgh, Pennsylvania 15219 (“UPMC”).

WHEREAS, Supplier has offered to provide Products and Services to UPMC and to UPMC’s present and future Affiliates; and

WHEREAS, Supplier and UPMC now wish to enter into a written agreement setting forth the terms and conditions for the purchase of the Products and Services.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and intending to be legally bound UPMC and Supplier agree as follows:

1.	Term of Agreement.

1.1.	The term of the Agreement will begin on date of production of first clinical dose and end [***] after production of first clinical dose (“Initial Term”).

1.2.	The term of this Agreement may be extended by [***] by agreement of both Parties.

2.	Termination.

2.1.	Termination Upon Default

2.1.1.	Either party may terminate this Agreement based upon a material breach of the other’s obligation under the terms of this Agreement. The terminating party shall so notify the other party and termination shall become effective [***] after receipt of such written notice unless the breaching party has within such time cured the breach or, for matters that c not be fully cured within such time, commenced and continued to diligently pursue appropriate corrective action.

2.1.2.	The occurrence of any of the following shall be deemed to be a material breach of Supplier’s obligations under this Agreement.

2.1.2.1.	The Supplier shall default in the performance of any of the covenants or agreement contained in this Agreement.

2.1.2.2.	Any representation, warranty or certification made or furnished by the Supplier to UPMC in connection with this Agreement shall be determined by UPMC to be or have been false, incorrect or incomplete.

2.1.2.3.	Supplier’s failure to perform any of its obligations hereunder when required or at the me required.

2.1.3.	Provided UPMC renders payment for services or product accepted and used by UPMC, UPMC may, in its sole discretion, upon written notice to Supplier terminate this Agreement immediately if Supplier is declared insolvent or adjudge bankrupt by any court of competent jurisdiction or makes an assignment for the benefit of creditors or if a petition in bankruptcy, for reorganization or an arrangement with creditors under any federal or state law (collectively “Bankruptcy”), is filed by or against Supplier.

2.2.	Termination On Governmental Order. This Agreement will terminate immediately upon delivery of written notice to the other party upon issuance of an order to terminate this Agreement or the effect of which is to require termination of this Agreement by any federal, state or municipal court, agency or regulatory authority.

2.3.	Termination for Convenience.· UPMC hall have the right to terminate this Agreement during the Initial Term or any Renewal Term for any reason upon [***] written notice to supplier. UPMC agrees to reimburse Ionetix for Upfront Expenses (up to [***]) if the Agreement is terminated during the Initial Term of [***].

2.4.	Upon termination of this Agreement, Supplier agrees to cooperate with UPMC to effect a smooth transition to replacement Supplier.

2.5.	Termination For Lack of Use. Supplier may terminate the Agreement with [***] written notice if, [***] after the production of the first clinical dose and with Ionetix providing requested doses on a [***] uptime basis, UPMC fails to use at least [***] doses over any trailing [***] period.

3.	Pricing and Payment Terms.

3.1.	Pricing

3.1.1.	The pricing set forth in Attachment A is exclusive of applicable state sales and use taxes. Such taxes, if any, applicable to the Products and/or Services invoiced to UPMC will be paid by UPMC to Supplier, who will be responsible for remittance of such taxes to the proper governmental authority. At the request of UPMC, Supplier shall provide documentation to UPMC evidencing such remittance and Supplier’s authority to collect such taxes.

3.1.2.	Except as may be specified on Attachment A or as part of reimbursement of “Upfront Expenses” upon termination per section 2.3, UPMC shall not be liable for any freight charges, delivery charges, fuel surcharges, service charges, minimum or small order charges, re-stocking or other additional costs or expenses during any term of this Agreement.

3.2.	Payment Terms. All invoices shall be paid net [***] from receipt of an accurately submitted invoice.

3.3.	Invoice Remittance. All invoices are to be forwarded directly to:

UPMC
P.O. Box 4909
Portland, Oregon 97208-4909

or submitted via email ([***]) unless otherwise indicated on the Purchase Order.

4.	Time of Performance.

4.1.	With the exception of such instances covered under Force Majeure, instances of unanticipated regulatory delays, instances due to the tack of on-time completion by UPMC of its responsibilities in the Pre-Installation Checklist (Exhibit H), or instances that are the responsibility of UPMC (lack of access to utilities, access to building, etc.), Supplier guarantees to meet any and all delivery date commitments. Supplier shall immediately notify UPMC if Supplier anticipates difficulty in complying with the required products or services delivery schedule and agrees that UPMC may, after a commercially reasonable review:

4.1.1.	require delivery of products by the fastest available means, all at Supplier’s expense;

4.1.2.	reject the products;

4.1.3.	refuse service;

4.1.4.	terminate the Agreement immediately and without penalty, with the exception of UPMC’s reimbursement of Upfront Expenses per Section 2.5.

4.2.	In addition, UPMC shall have all rights and remedies provided by law.

5.	Product Delivery Terms.

5.1.	All shipping and handling charges shall be included in the final price - F.O.B. Destination. Supplier shall bear the risk of loss of the shipment. Upon request by UPMC, Supplier shall initiate and expedite all claims for loss or damage during shipment. Provided that Supplier has complied with the terms of this Agreement, including, without limitation, verification of the validity of the order and address of the shipping location before shipment, Supplier’s liability for lost or damaged Products shall be limited to replacement of the Products.

5.2.	In addition to any other remedies available to UPMC, at UPMC’s option, damaged Products will be replaced on a rush basis and at no extra cost to UPMC.

5.3.	No invoices will be paid on damaged merchandise until the claims are settled, and the payment discount period, if any, shall be extended accordingly.

6.	Space.

6.1.	During the term of the Agreement, UPMC will provide continuous access to the agreed-upon dedicated space to the Supplier for the production of N-13 ammonia.

6.2.	Supplier will be able to control access to the space as needed for safety and regulatory purposes.

6.3.	UPMC will provide documentation confirming that Supplier occupies dedicated space if required for regulatory approval.

6.4.	UPMC and Supplier have entered into a Lease Agreement (see Exhibit [I].

7.	Covenants of Supplier.

7.1.	HIPAA Compliance. Supplier agrees that to the extent that Supplier has access to patient information, Supplier shall comply with UPMC’s HIPAA Business Associate terms and conditions, including any future modifications thereto, that are found at: http-//www.upmc.com/Services/supplychainmanagement/Pages/HIPAAaspX

7.2.	No Subcontracting. Supplier shall not subcontract nor delegate performance of all or any part of its obligations hereunder without the prior written consent of UPMC. UPMC’s consent to subcontracting by Supplier shall not relieve Supplier of any of Supplier’s duties or obligations hereunder.

Supplier shall be liable for all acts or omissions of its subcontractor(s) and anyone employed directly or indirectly by such subcontractor(s). Supplier shall require any subcontractor to maintain adequate and appropriate insurance coverage. UPMC understands and acknowledges that Supplier may utilize a supply partner(s) for some of the goods that UPMC will purchase through this Agreement. UPMC grants permission to Supplier per this Agreement to subcontract certain services through the named supply partner(s) as may be necessary to fulfil its obligations under this Agreement. In the event Supplier elects change subcontractors, Supplier agrees to notify UPMC of such change immediately and provide UPMC with samples of work performed by the new subcontractor to insure continuity of quality and construction. Failure to notify UPMC could constitute material breach.

7.3.	Confidentiality. Both parties will maintain Each Other’s Proprietary Information and the terms of this Agreement in confidence. Without limiting the generality of the foregoing Supplier agrees:

7.3.1.	Not to disclose or permit any other person or entity access to Each Other’s Proprietary Information or the terms of this Agreement, except that access shall be permitted to an employee, officer, director, agent, representative, external o internal auditors, independent contractors or regulatory authorities of Supplier requiring access to the same in connection with Supplier’s performance under this Agreement;

7.3.2.	Not to use, or permit any other person or entity to use, Each Other’s Proprietary Information for any purpose other than the performance of this Agreement;

7.3.3.	To ensure that its employees, officers, directors, agents, representatives, external or internal auditors and independent contractors are advised of the confidential nature of Each Other’s Proprietary Information and the terms of this Agreement;

7.3.4.	Not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Each Other’s Proprietary Information when such information was obtained by or through UPMC;

7.3.5.	To notify UPMC promptly and in writing of the circumstances surrounding any possession, use or knowledge of UPMC’s Proprietary Information or the terms of this Agreement by any entity other than those authorized by this Agreement;

7.3.6.	To use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of UPMC’s Proprietary Information or the terms of this Agreement;

7.3.7.	Upon request or on termination of this Agreement, to return to UPMC all of UPMC’s Proprietary Information;

7.3.8.	Supplier’s obligations under this Section 6.3.8 shall survive the termination of the Agreement

7.4.	Corporate Graphics. Supplier will not display and/or use UPMC’s corporate identity graphics and/or UPMC’s name unless specific written approval has been obtained from UPMC.

7.5.	No Liens. Supplier will not place any liens or encumbrances of any nature whatsoever against the Products or other properties of UPMC due to the non-payment of any invoice disputed b UPMC.

7.6.	Debarment

7.6.1.	Supplier certifies that neither it nor its Affiliates, nor any of such entities’ employees is excluded, debarred, or otherwise ineligible for participation in any federal health care program or in any other governmental payment program. If Supplier, or any employee of Supplier, is excluded or debarred from participation in any federal health care program or other government payment program, or becomes otherwise ineligible to participate in any such program, Supplier will notify UPMC in writing within [***] after learning of such event, and fan employee is at issue, will remove such employee from working on any UPMC project. If Supplier becomes excluded, debarred or ineligible, whether or not such notice is given to UPMC, UPMC may immediately terminate the whole or any part of this Agreement, and will have no obligation to make any further payments. If subcontracting is permitted under this Agreement, Supplier will include this clause in all subcontract agreements.

7.6.2.	Medicare Certification. Supplier certifies to UPMC that it has not been convicted of, or sanctioned or excluded for violations of, any Federal or State laws governing the Medicare and Medicaid hours by certified mail if Supplier is excluded from participation in any Medicare or Medicaid programs, or otherwise sanctioned by any Federal or State regulatory body having authority over such programs and will include the grounds for sanction or exclusion and the duration thereof.

7.7.	Regulatory and Accreditation Requirements

7.7.1.	Supplier warrants and attests that products and any services covered by this agreement including any that may have been subcontracted per the terms of this agreement, are compliant under the Federal Food, Drug and Cosmetic Act.

7.7.2.	Supplier further warrants and attests that products and any services covered by this agreement including any that may have been subcontracted per the terms of this agreement, are compliant to all applicable UPMC policies, specifically those pertaining to Vendor Access practices within UPMC facilities, conflicts of interest and interaction between industry representatives and UPMC, vendor responsibilities under the Deficit Reduction and False Claims Acts.

7.7.3.	With respect to Supplier operations, Supplier shall comply with the all applicable Standards of The Joint Commission (TJC) as detailed in the most recent Accreditation Manual for Hospitals, as well as applicable requirements of the PA Department of Health, and other agencies with appropriate jurisdiction. In addition, Supplier shall cooperate with UPMC as required to establish compliance with licensure accreditation and other pertinent agency requirements, including but not limited to production of relevant documents and records as they pertain to the Services and other services provided by Supplier hereunder.

7.8.	Criminal Background Check Drug Testing. In the event that Supplier is reasonably going to provide staff who will be on UPMC premises, see vendor access policy and drug and background testing, see Attachment E.

8.	Representations and Warranties of Supplier. Supplier represents and warrants to UPMC the following which shall be continuing in nature and remain in full force and effect while this Agreement is in effect, or if so provided, thereafter.

8.1.	Existence Power and Authority. If not a natural person, Supplier is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has the power and authority to own and operate its assets and to conduct its business, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualifications or licensing. Supplier is duly authorized to execute and deliver this Agreement, all necessary action to authorize the execution and delivery of this Agreement has been properly taken, and Supplier is and will continue to be duly authorized to perform all of the other terms and provisions of this Agreement during its term.

8.2.	Fictitious Name Registration. Where a fictitious name is used, a certificate must be attached showing that the fictitious name is duly registered with the state.

8.3.	Intellectual Property. Supplier owns or is licensed to use and is authorized to permit UPMC to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operation of Supplier and Supplier’s performance under this Agreement. This warranty shall survive the termination of this Agreement.

8.4.	Compliance with the Law. Supplier is in compliance with all applicable federal, state, and local laws, rules, practices, regulations, standards, and orders affecting the nature of the Supplier’s business.

8.5.	Clear Title. Supplier warrants that all Products and Services sold hereunder or pursuant hereto will be free of any claim of any nature by any third person and that the Supplier will convey clear title to UPMC as provided hereunder. This warranty shall survive the termination of this Agreement.

8.6.	Best Price. Supplier agrees and maintains that the pricing offered to UPMC in this agreement is the best pricing offered by Supplier for the product(s) covered under this agreement and attached hereto as Attachment A, based on the totality of the circumstances. Supplier agrees to review UPMC’s pricing in the second and fourth quarters of UPMC’s Fiscal year during the term of this Agreement to validate Market Competitive Pricing. If Supplier determines UPMC does not have Market Competitive Pricing, either during the normal review period or at any time during the term of the Agreement, Supplier agrees to adjust UPMC’s price(s) such that they are the best net prices(s) offered by Supplier. Supplier agrees that a price adjustment required will take no longer than [***] to load into Supplier’s system; Supplier will issue remunerations or charges in excess of best net price(s) offered for the period in time after any such price discrepancy has been identified but before prices can be ad adjusted in Supplier’s system.

8.7.	Market Competition. The Supplier agrees to monitor and review market conditions with UPMC. In the event that new competitive entries have an impact or the market changes beyond the value of the pending contract, Supplier agrees to work with UPMC to maintain discounts and pricing in a manner relative to the original contract. In the event Supplier is unable or unwilling to reduce pricing based on market conditions, UPMC and Supplier agree this to be considered a material breach of contract and UPMC may terminate this Agreement as per section 2.

8.8.	No Defects. Supplier warrants and represents that it has taken all commercially reasonable efforts to ensure all Products sold hereunder or pursuant hereto will be new, free from all defects in design, workmanship and materials, and will be merchantable and fit for the particular purposes for which they are intended and that the Products and Services are provided in strict accordance with the technical specifications, data sheets, referenced standards, samples, drawings, designs and other requirements (including performance guarantees) set forth in this Agreement. The provisions of this warranty, including the warranty term(s), are set forth in detail in Attachment B, “Warranty Statement.”

8.9.	Supplier agrees to be in conformance with Corporate Compliance Policy in Attachment F.

8.10.	Product Warranty

8.10.1.	Included in the pricing of each new Product is a minimum [***] warranty, copies of which are attached to this Agreement as Attachment B and incorporated by reference. The warranty for each Product purchased pursuant to this Agreement shall commence upon the earlier of the following events: first successful clinical use of Product by UPMC; full clinical acceptance, such acceptance occurring no later than [***] after supplier delivers and certifies product(s) ready for use. Supplier further warrants that Product shall conform to its product specifications, all FDA approved usage(s), and Supplier’s representations regarding the functions and uses for which a Product is marketed. All of the warranties referenced or set forth in this section shall be in addition to all other warranties that may be prescribed by law.

8.10.2.	In the event that commercially reasonable evidence is produced that both parties agree that a Product provided by Supplier has a material defect in workmanship one of the following actions will occur:

8.10.2.1.	Appropriate remedy of repair or modification is agreed upon at Supplier’s expense

8.10.2.2.	Financial consideration

8.10.2.3.	Service maintenance or warranty extension

8.11.	Manufacturers’ Warranties. Supplier shall provide to UPMC all warranties for Products it receives from its vendors and all manufacturers’ warranties. Supplier assigns to UPMC, by execution of this Agreement, all vendors and manufacturers’ warranties and rights of action under these warranties. Supplier authorizes UPMC to enforce all warranties received hereunder and shall provide all cooperation reasonably n quested by UPMC in enforcing same. Any manufacturers’ or vendors’ warranties shall be in addition to the warranties provided in this Section and as otherwise provided under this Agreement.

8.12.	Extension of Warranties. Supplier’s warranties provided in this Section and as otherwise provided in this Agreement shall run to and extend to, and are for the benefit of, UPMC, and its respective successors, assigns, customers, patients, and users of Products, and to an) other person or entity to whom a Product is transferred.

8.13.	Services Warranty. Supplier represents and warrants that its employees, agents, and representatives have the skills and qualifications necessary to perform Services under this Agreement in a timely, competent, first class, and professional manner in accordance with the highest industry standards and all applicable governmental requirements, laws, ordinances, rules, and regulations, and that Supplier is able to fulfill the technical service requirements and all other services' requirements of this Agreement.

8.14.	Warranties Cumulative. The warranties provided in this Section and all other warranties provided under this Agreement are cumulative and shall apply to any replacement or modification of Products by Supplier or its employees, agents, or representatives, and these warranties provided under this Section arc in addition to any warrant es provided at law or in equity.

9.	Indemnity by Supplier.

9.1.	Both parties shall indemnify and hold harmless each other, inclusive of applicable Affiliates, and their respective directors, officers, employees and agents (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, fines, penalties, judgments or amounts paid in settlement (or actions, suits or proceedings, or investigations in respect thereof) and expenses (including, without limitation, all fees of counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefore) hereafter (“Losses.”) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with or arising out of the matters referred to in this Agreement including, without limitation, personal injury caused by either parties Products or Services or by either parties employees, agents or representatives, which arises out of or relates to this Agreement; provided, however, that the foregoing indemnity agreement shall not apply to Losses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this paragraph 8.1 and paragraph 8.2 shall survive the termination of this Agreement, and assignment of any rights hereunder.

9.2.	In addition to the indemnity contained in paragraph 8.1, in the event that an) claim is made or any action or proceeding is instituted against the Indemnified Parties alleging that a Product or Service or UPMC’s use thereof infringes any patent or copyright, constitutes misappropriation of a trade secret, or violates any other intellectual property or other proprietary right of any third party, Supplier shall defend, indemnify and hold the Indemnified Parties harmless from all damages, awards, cost and expenses (including without limitation, all fees of counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefore) associated therewith. If UPMC’s use is enjoined or threatened, Supplier shall use its best efforts to, in the priority order indicated,

9.2.1.	procure for UPMC the right to continue using the Product or Service;

9.2.2.	modify the Product or Service so as to render it non-infringing while remaining functionally equivalent to the original Product or Service; or

9.2.3.	provide a substitute non-infringing Product or Service of substantially equal utility acceptable to UPMC at no additional charge to UPMC, consistent with Supplier’s obligations under this Agreement. If none of these alternatives appear to be reasonably feasible, then UPMC may terminate this Agreement.

10.	Insurance.

10.1.	Worker’s Compensation - Supplier hereby agrees to perform the work described in this Agreement, and further certifies that it has accepted the provisions of the Worker’s Compensation and Occupational Disease Acts, as amended and supplemented, insofar as the work covered by this Agreement is concerned, and that it has insured its liability thereunder in accordance with the terms of the said Acts, as evidenced by the certificate of insurance it has caused to be attached hereto, or will file with the Director of Strategic Sourcing, before the execution of this Agreement, a certificate of exemption form for insurance from the Bureau of Workmen’s Compensation of the Department of Labor and Industry.

10.2.	Unless otherwise agreed, during the term of this Agreement and any Renewal Term(s) or extensions(s) thereof, Supplier agrees to purchase and maintain at its own expense, from a company or companies licensed to do business in the Commonwealth of Pennsylvania, such insurance as will protect Supplier, UPMC, its directors, officers, employees and all subsidiaries, affiliates and any other legal entity associated with UPMC, collectively herein referred to as “UPMC”, from and against any and all damages liabilities, losses, costs, including reasonable attorney’s fees, judgments, expenses, claims and causes of actions of any kind which may arise or result from Supplier’s obligations pursuant to the terms of this Agreement. The insurance required shall be written for not less than the following minimum limits, or greater if required by law:

COVERAGE	LIMITS
Workers Compensation	Statutory
Employers Liability	[***] each Accident [***] disease policy limit [***] disease each employee
Comprehensive General Liability including but not limited to, Premises Medical with [***] limit, Personal Injury, and contractual	[***] Combined Single Limits for Bodily Injury and Property Damage per Occurrence and [***] Annual in the Aggregate.
Automobile Liability, including any auto, hired and non-owned autos	[***] Combined Single Limits for Bodily Injury and Property Damage Each Accident
Professional Liability (Errors & Omissions)	[***] Per Claim

10.3.	Supplier shall name UPMC as an additional insured with respect to the insurance policies identified above, with the exception of Workers' Compensation. Certificates of insurance evidencing coverage required above shall be filed with UPMC's Corporate Captive Insurance Department, 200 Lothrop Street, Pittsburgh, PA 15213, a least [***] before the furnishing of any services required by this Agreement. Such certificates shall provide that the insurer will give UPMC not less than [***] advance notice of any material changes in or cancellation of coverage. Supplier shall be responsible for the act of its employees, agents, and representatives while on UPMC property and, accordingly, shall take all necessary measures to train and equip such personnel properly, and to prevent injury and loss to persons or property located thereon. All subcontractors used by Supplier must maintain and provide, at their own expense, evidence of insurance coverage identified above.

10.4.	Supplier agrees that any personal injury to Supplier, to Supplier’s employees, agents, or representatives, to third parties, or any property damage resulting solely from performances of Services hereunder by Supplier shall be the responsibility of Supplier. Supplier will indemnify, defend, and hold harmless UPC from any claims, demands, lawsuits, liability, attorneys fees and expenses, and any settlements or award of damages arising out of Supplier’s performance of Services pursuant to this Agreement, except to the extent such are caused by the sole fault or negligence of UPMC.

10.5.	In the event Supplier is self-insured for the coverage required hereunder, it shall provide proof of self-insurance to UPMC by submitting (a) a letter stating that fact, (b) Supplier’s most recent financial statement, and (c) a state certification from the Supplier’s state of incorporation.

10.6.	Without limiting any other provision contained herein, UPMC agrees to (a) notify Supplier in writing after any loss or damage is discovered, (b) furnish Supplier with satisfactory and reasonable proof of such loss or damage, and (c) assist Supplier and Supplier's insurance carriers to the extent practicable in recovery of any loss. Upon full payment by Supplier or its insurance carrier for such loss or damage, either shall be subrogated to any rights or remedies of UPMC for recovery of such loss.

10.7.	Supplier shall, within a reasonable amount of time, not to exceed [***], after receiving evidence of loss, promptly satisfy all claims made by UPMC which the evidence demonstrate are the responsibility of Supplier.

10.8.	In the event of losses or damages to equipment caused by the negligence of Supplier or its workers. Supplier's liability shall be to the extent of the declared value or replacement cost of the equipment, whichever is greater.

10.9.	Notwithstanding any other provision of this Agreement, it is understood and agreed that Supplier shall not be liable for any loss caused by or resulting from:

10.9.1.	hostile or war-like action in time of peace or war;

10.9.2.	direct loss by fire resulting from nuclear reaction or nuclear radiation or radioactive contamination, either controlled or uncontrolled;

10.9.3.	theft or damage by others who are not a party to this Agreement, except when the loss or damage is the result of the gross negligence or willful misconduct of Supplier, its agents or workers.

10.10.	The maintenance of insurance shall not affect the liability of Supplier, such liability to be determined by provisions of the Agreement other than the insurance provisions.

11.	Products/Services

11.1.	If applicable, Supplier shall perform the Services in accordance with the Terms and Conditions of this Agreement and as set forth in detail in Attachment C, the Description of Services.

11.2.	Supplier shall deliver to UPMC the Products in accordance with the Term and Conditions of this Agreement and set forth in detail in Attachment A, the Description of Products.

11.3.	New Product Introduction. The pricing and other terms and conditions applicable to the sale of any products not covered by Attachment A shall be subject to the mutual agreement of the parties. No technologies or products are authorized for use or payment outside of the Pricing Schedule attached hereto and made a part hereof as Attachment A. No payment will be made for unauthorized, unapproved, or non-contract products. Any supplier requests for reimbursement of off-contract products must be approved in writing by the appropriate Value Analysis Team and/or UPMC Supply Chain Management as least [***] prior to any scheduled procedures using such devices.

11.4.	Replacement Product. If during any term of this Agreement, Supplier replaces an existing Product and/or Service with a new or improved Product and/or Service, subject to UPMC approval, Supplier agrees to make the new or improved Product and/or Service available to UPMC under this Agreement immediately at the same price and discount percentage as had been agreed to for the Product and/or Service being replaced.

11.5.	Unavailable Product(s)/Cost to Cover. If any time during the Term of this Agreement, Products contracted hereunder are unavailable to meet the needs and requirements of UPMC, as reasonably defined by UPMC and in accordance with the intent of this Agreement, Supplier understands and agrees that it is solely responsible for covering UPMC’s reasonable costs in securing an alternative business solution. Supplier understands and agrees that if UPMC is unable to acquire any of the Product(s) contained within this Agreement due to a Supplier caused disruption, UPMC may acquire analogous product from another supplier; Supplier agrees that any price paid by UPMC in excess of the corresponding price contained in this Agreement, will be borne by Supplier and paid back to UPMC in the form of a check. Supplier agrees to render any such payment to UPMC no later than [***] after UPMC has incurred the expense.

12.	Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered personally to such party, or by nationally recognized overnight courier service, or if sent by facsimile transmission with confirmation of delivery, to the address set forth below or to such other address as any party may give to the other in writing for such purpose:

To UPMC:	To Supplier:
UPMC Supply Chain Management	Ionetix Corporation
U.S Steel Tower, 59th Floor	101 The Embarcadero
600 Grant Street	Suite 210
Pittsburgh, PA 15219	San Francisco, CA 94105

13.	Miscellaneous

13.1.	Preservation of Rights. No delay or omission on the part of UPMC to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power or any acquiescence therein, nor will the action or inaction of UPMC impair any right or power arising hereunder. UPMC’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which UPMC may have under other agreements, at law or in equity.

13.2.	Illegality. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.3.	Changes in Writing. This Agreement may be amended only by a written amendment signed by both UPMC and Supplier, provided, however, that UPMC may amend the Affiliate List and Facilities Location List by written Notice to Supplier. No modification, amendment or waiver of any provision of this Agreement nor consent to any departure by either party there from, will in any event be effective unless the same is in writing and signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent by either party in any one case will entitle the other party to any other or further consent in the same, similar or other circumstances.

13.4.	Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

13.5.	Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

13.6.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Supplier and UPMC and their respective heirs, executors, administrators, successors and assigns provided, however, that the Supplier may not assign this Agreement (except to a wholly-owned subsidiary) in whole or in part without the prior written consent of UPMC, but UPMC at any time may assign this Agreement in whole or in part.

13.7.	Interpretation. In this Agreement, unless UPMC and the Supplier otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include both genders; references to “Law” or “Laws” are to be construed as including all provisions consolidating, amending or replacing the Law referred to; the word “or” shall be deemed to include “and/or”, the words “including” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement unless otherwise indicated; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications no prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

13.8.	Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by UPMC and will be deemed to be made in the State where UPMC’s principal office indicated above is located. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the state where UPMC’s principal office indicated above is located, excluding its conflict of laws rules. Supplier hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district where UPMC’s principal office indicated above is located, and consents that all service of process be sent by nationally recognized overnight courier service directed to the Supplier at the Supplier’s address set forth herein and service so made will be deemed to be completed on the Business Day after deposit with such courier; provided that nothing contained in this Agreement will prevent UPMC from bringing any action, enforcing any award or judgment against any security or against any property of the Supplier within any other county, state or other foreign or domestic jurisdiction. UPMC and Supplier agree that the venue provided above is the most convenient forum for both UPMC and the Supplier, and Supplier waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

13.9.	Force Majeure. Neither party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control or without its fault or negligence such as acts of God, acts of civil or military authority, epidemics, war, terrorist acts, riots, insurrections, fires explosions, earthquakes, nuclear accident, floods, power blackouts, volcanic action, major environmental disturbances, unusually severe weather conditions.

13.10.	Remedies Cumulative. All remedies provided for under the terms of this Agreement shall be cumulative and not alternative.

13.11.	No Third Party Rights. This Agreement hall not provide any person not a party to the Agreement with any remedy claim, liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. For the purpose of this paragraph 13.11, UPMC’s Affiliates shall not be deemed to be third parties.

13.12.	Set-Off. UPMC shall be entitled at all times to set off any amount owing at any time from Supplier to UPMC or any of its affiliated companies against any amount payable at any time by UPMC in connection with this Agreement.

13.13.	Worker’s Compensation. Supplier hereby agrees to perform the work described in this Agreement, and further certifies that it has accepted the provisions of the Worker’s Compensation and Occupational Disease Acts, as amended and supplemented, insofar as the work covered by this Agreement is concerned, and that it has insured its liability there under in accordance with the terms of the said Acts, as evidenced by the certificate of insurance it has caused to be attached hereto, or will file with the Director of Strategic Sourcing, before the execution of this Agreement, a certificate of exemption form for insurance from the Bureau of Workmen’s Compensation of the Department of Labor and Industry.

13.14.	Medical Device Excise Tax. Supplier shall pay any applicable Medical Device Excise Tax associated with sales made under to this Agreement. Supplier agrees that it will not invoice UPMC or any of its Facilities or Affiliates or otherwise seek reimbursement from UPMC or its Facilities or Affiliates for any Medical Device Excise Tax paid for sales made under this Agreement.

13.15.	Contracted Group Purchasing Organization (GPO) Fees. UPMC retains the right to request that the Supplier report sales to contracted GPO and pay administrative fees, as mutually defined in the current GPO contract(s) between Supplier and GPO, on a monthly basis for all UPMC purchases of Supplier products.

13.16.	Pre-Installation Responsibilities. UPMC agrees to fulfill its responsibilities on time under the Pre-Installation Checklist (see Exhibit H) and make best efforts to assist Supplier in successful completion of installation and ongoing operations on site.

13.17.	Acknowledgement. Supplier acknowledges that UPMC is currently planning the construction of a Molecular Imaging Center which may have up to -[***]. Supplier acknowledges that this facility has no current plans to provide a product similar Product, but that that the construction and operation of such a facility by UPMC does not alter Supplier’s determination in choosing to enter into this Agreement.

IN WITNESS WHEREOF, Supplier and UPMC have executed this Agreement by their duly authorized officer(s) as of the date first above written.

Supplier: Ionetix Corporation

By:	/s/ Carrie Busch	Date: April 9, 2019
Name:	Carrie Busch
Title:	VP, Finance

UPMC

By:	/s/ David Whiteman	Date: April 11, 2019
Name:	David Whiteman
Title:	Sr. Program Diretor

ATTACHMENT A

PRODUCT SPECIFICATIONS, PRICING AND MAINTENANCE DESCRIPTION

ATTACHMENT B

WARRANTY STATEMENT

ATTACHMENT C

DESCRIPTION OF SERVICES

ATTACHMENT D

NETWORK AND INFORMATION TECHNOLOGY & SECURITY

ATTACHMENT E

UPMC VENDOR ACCESS POLICY

ATTACHMENT F

UPMC CORPORATE COMPLIANCE POLICY

ATTACHMENT G

AUTHORIZATION AGREEMENT FOR DIRECT DEPOSITS (ACH CREDITS)

ATTACHMENT H

SITE PLANNING DOCUMENTATION

ATTACHMENT I

LEASE AGREEMENT

ATTACHMENT J

NETWORK DIAGRAM